Exhibit 24

LIMITED POWER OF ATTORNEY

VENTURE LENDING & LEASING IX, INC.

The undersigned hereby constitutes and appoints Gwendolyn A. Williamson, of Perkins Coie LLP, 700 13th Street N.W. Washington, D.C. 20005, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file one or more of Schedule 13D and/or Schedule 13G, and any amendments thereto, as required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, with respect to the reporting on the undersigned’s beneficial ownership of securities of Venture Lending & Leasing IX, Inc. (the “Fund”), granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute of her, may lawfully do or cause to be done by virtue hereof.

In witness, by signing this instrument I affirm all that is written above.

Dated: February 12, 2019

/s/ Brian McMahon
Name: Brian McMahon
Title: Member, Plan Assets Committee
Member:	Master Trust Agreement Between Pfizer Inc. and The Northern Trust Company

Signed in the presence of:

/s/ Mo Jalajel
Witness, Mo Jalajel

/s/ Zach Ocampo
Witness, Zach Ocampo

Subscribed and sworn to before me on: February 12, 2019.

/s/ Sean Kelley
Notary Public, Sean Kelley
My commission expires 12-9-2021.